Exhibit 10.52

Execution version

DATED 21 March 2014

SCORPIO TANKERS INC.

and

VLCC ACQUISITION I CORPORATION

AGREEMENT FOR THE SALE AND PURCHASE OF

THE ENTIRE AUTHORIZED AND ISSUED SHARE CAPITAL OF

STI Newcastle Shipping Company Limited (the “Company”)

INDEX

1.	INTERPRETATION	1

2.	REPRESENTATIONS	5

3.	AGREEMENT TO SELL AND PURCHASE AND RELATED COVENANTS	7

4.	CONSIDERATION AND INTRA-GROUP LOAN REPAYMENT	7

5.	COMPLETION	7

6.	THE TRANSFEREE’S REMEDIES	10

7.	TERMINATION EVENTS	10

8.	MISCELLANEOUS PROVISIONS	11

9.	NOTICES	13

10.	ANTI-BRIBERY AND COMPLIANCE	14

11.	GOVERNING LAW AND JURISDICTION	16

THIS AGREEMENT is dated the day 21 of March 2014 and is made between (this “Agreement”):-

(1)                                 SCORPIO TANKERS INC., incorporated under the under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, 96960 (“Transferor”); and

(2)                                 VLCC ACQUISITION I CORPORATION, incorporated under the under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, 96960 (“Transferee”),

hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS

(A)                               The Company is a Marshall Islands corporation and was incorporated on 4 December 2013.  Further details of the Company are set out in Schedule 2;

(B)                               Transferor is the legal and beneficial owner of fifteen hundred (1500) fully paid shares, each of par value United States Dollar One (USD 1.00), issued and registered by the Company which represent its entire authorised and issued share capital (the “Sale Shares”);

(C)                               The Company has entered into a shipbuilding contract with Daewoo Shipbuilding & Marine Engineering Co., Ltd (“DSME Builder”) for the construction and purchase of a 300,000 TDW Crude Oil Tanker with DSME Builder’s hull number 5408 dated 13 December 2013.

(D)                               In accordance with the terms of the Master Agreement (as defined herein) it was agreed (inter alia) that the Transferee would acquire the entire authorized and issued share capital of the Company and each of (i) STI Glasgow Shipping Company Limited; (ii) STI Edinburgh Shipping Company Limited, (iii) STI Perth Shipping Company Limited, (iv) STI Dundee Shipping Company Limited, (v) STI Cavaliere Shipping Company Limited and (vi) STI Esles Shipping Company Limited, as part of an en block transaction (“Aggregate Sale Shares”) pursuant to share purchase agreements in the same form as this Agreement (the “Other SPAs”).

(E)                                This Agreement sets out the terms on which the Sale Shares shall be sold by Transferor and purchased by Transferee.

NOW THEREFORE IT IS AGREED as follows:-

1.                                     INTERPRETATION

Definitions

1.1                                                 In this Agreement the following terms shall bear the meanings hereinafter set out:-

“Aggregate Sale Shares”	has the meaning given in recital (D);

“Business Day”	means a day, other than a Saturday or Sunday, on which banks are generally open for business in Monaco, the Netherlands, New York and London;

“Buyer’s Representative Agreement”

means the agreement to be entered into between Scorpio Ship Management SAM and the Company in a form agreed between the Transferor and the Transferee prior to Completion in relation to the Shipbuilding Contract;

“Closing Date”	means the date of Completion;

“Completion”	means completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

“Contracts”	means the contracts listed in paragraph 4 of the Disclosure Schedule;

“Data Room CD-Rom”	means the two identical CD-Roms containing copies of the documents listed in the index to the Disclosure Schedule;

“Disclosed”	means disclosed by (i) the information set out in the Disclosure Schedule; and (ii) the documents contained in the Data Room CD-Rom;

“Disclosure Schedule”	means the disclosure schedule attached hereto at Schedule 3;

“Existing Performance Guarantee”	means the guarantee dated 13 December 2013 issued by the Transferor as security for the performance by the Company of its obligations under the Shipbuilding Contract;

“Insolvency Event”	means that any of the following actions has occurred in relation to the relevant entity:

(a)                               an order has been made or an effective resolution passed or other proceedings or actions taken (including, without limitation, the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or

(b) it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or

(c) any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing;

“Master Agreement”

means the agreement dated 18 March 2014 made between (inter alios) the Company; the Transferee; (i) STI Glasgow Shipping Company Limited; (ii) STI Edinburgh Shipping Company Limited, (iii) STI Perth Shipping Company Limited, (iv) STI Dundee Shipping Company Limited, (v) STI Cavaliere Shipping Company Limited, and (vi) STI Esles Shipping Company and the Transferor as amended and restated to date and as it may further be amended or supplemented;

“New Performance Guarantee”	means the back-to-back performance guarantee in the agreed form to be issued by the Transferee at Completion;

“Other SPAs”	has the meaning given in recital (D);

“Purchase Price”	has the meaning attributed to it under Clause 4.1;

“Refund Guarantee”	means the refund guarantee dated 17 December 2013 issued by Korea Eximbank in favour of the Company;

“Resale Price”	means USD 105,000,000 (one hundred and five million US dollars);

“Security Interest”

means any mortgage, hypothecation, charge (whether fixed or floating), pledge, lien, option, restriction, assignment, right of first refusal, right of pre-emption, right of set-off, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;

“Shipbuilding Contract”

the agreement dated 13 December 2013 made between

the Company and DSME Builder for the construction and purchase of a 300,000 TDW Crude Oil Tanker with Hull number 5408 including the technical specifications (as amended and supplemented from time to time, including any side letters and addenda) and the Refund Guarantee;

“Shipbuilding Contract Price”	means USD 97,050,000 (ninety seven million and fifty thousand US dollars);

“Tax”	means (a) all forms of taxation (other than for the avoidance of doubt, deferred taxation) and duties and levies, including, without limitation, corporate taxes,

income taxes, registration, stamp duty and transfer taxes, value added taxes, social security contributions and employment taxes; and (b) all monetary penalties and interest relating to any matter in clause (a) above;

“Transaction Documents”	means each of this Agreement, the New Performance Guarantee and any other documents executed pursuant to this Agreement;

“Transferee’s Group”

means each of the Transferee and any subsidiary undertaking, or parent undertaking of the Transferee , or any subsidiary undertaking of such parent undertaking of the Transferee from time to time (including, with effect from Completion, the Company);

“Transferor’s Account”	means the following account of the Transferor:

	Name of Bank:	ABN AMRO Bank

	Address of Bank:	ROTTERDAM, THE NETHERLANDS

	I.B.A.N.:	NL03ABNA0242248403

	BIC/Swift Code:	ABNANL2A

	Beneficiary:	Scorpio Tankers Inc.

	Account Number:	24 22 48 403

	Intermediary bank:	Deutsche Bank Trust Company America NY NY 10004

	Swift code:	BKTRUS33XXX

“Transferor’s Group”	means each of the Transferor and any subsidiary undertaking of the Transferor from time to time;

“USD”	means United States Dollars; and

“Vessel”	means the 300,000 TDW Crude Oil Tanker under Hull number 5408.

Further capitalised terms used in this Agreement are defined hereafter.

Interpretation

1.2                                In this Agreement:-

1.2.1                                                 unless the context otherwise requires, words in the singular include the plural and vice versa;

1.2.2                                                 references to a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party;

1.2.3                                                 “liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

1.2.4                                                 a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of the Companies Act 2006.  A subsidiary and a subsidiary undertaking shall include any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;

1.2.5                                                 references to any document include the same as amended, supplemented or restated from time to time; and

1.2.6                                                 Clause headings are for convenience of reference only and are not to be taken into account in the interpretation of this Agreement.

2.                                     REPRESENTATIONS

Transferor’s Representations and Warranties

2.1                               The Transferor hereby represents and warrants to Transferee as at the date of this Agreement (the “Warranties” and each a “Warranty”):-

2.1.1                                                 in the terms set out in Schedule 1 hereto;

2.1.2                                                 that Transferor is duly incorporated and is validly existing under the laws of its place of incorporation and has the requisite corporate power to execute this Agreement and perform its obligations hereunder; and

2.1.3                                                 that all necessary corporate and other action and governmental or other official consents and authorities necessary for it to enter into and perform its obligations hereunder have been taken; that the execution, delivery and performance by it of the provisions of this Agreement do not, and will not as of the Closing Date, contravene (i) any law or regulation existing at the date hereof applicable to it (ii) any contractual restriction binding upon it or (iii) its constitutional documents.

2.2                               The Warranties are deemed to be repeated on the Closing Date, by reference to the facts then existing.  Any reference made to the date of this Agreement (whether express or implied) in relation to any Warranty shall be construed, in connection with the repetition of the Warranties, as a reference to the Closing Date.

2.3                               The Warranties (other than the Warranties at paragraphs 1, 2 and 3) are given subject to the information Disclosed.

2.4                               The Transferee acknowledges that:

(a)         it has conducted its own legal due diligence in relation to the Company and the Contracts based on the information contained in the Disclosure Schedule and the Data Room CD-Rom; and

(b)         it does not rely on, and it has not been induced to enter into this Agreement by, any representation or warranty, whether express or implied, of any nature whatsoever concerning the Sale Shares or the Company other than the Warranties set out in this Agreement.

2.5                               The Transferor acknowledges that the Transferee is entering into this Agreement in reliance on each Warranty, which has also been given as a representation and with the intention of inducing the Transferee to enter into this Agreement.

2.6                               If, at any time before Completion, the Transferor becomes aware of any matter which could cause a claim under this Agreement to arise or any matter which at Completion could constitute a breach of Warranty it shall forthwith disclose the same in full in writing to the Transferee in such detail as is available to the Transferor at the relevant time and, if requested by the Transferee, shall use its reasonable endeavours to remedy the notified occurrence.

2.7                              The Transferor shall not make any claim for an indemnity or a contribution or otherwise against the Company in connection with any liability which the Transferor has or may have in respect of a Warranty or under Clause 2.6 provided always that the Transferor’s liability did not arise as a result of a voluntary action of the Company after the Closing Date.

2.8                              Each Warranty is to be construed separately and independently and is not limited or restricted by a provision of or interference from any other terms of this Agreement.

Transferee’s Representations and Warranties

2.9                               The Transferee hereby represents and warrants to Transferor as at the date of this Agreement: (the “Transferee’s Warranties”):

2.9.1                             that Transferee is duly incorporated and is validly existing under the laws of its place of incorporation and has the requisite corporate power to execute this Agreement and perform its obligations hereunder;

2.9.2                             that all necessary corporate and other action and governmental or other official consents and authorities necessary for it to enter into and perform its obligations hereunder have been taken; and

2.9.3                             that the execution, delivery and performance by it of the provisions of this Agreement do not, and will not as of the Closing Date, contravene (i) any law or regulation existing at the date hereof applicable to it (ii) any contractual restriction binding upon it or (iii) its constitutional documents.

The Transferee’s Warranties shall be deemed to be repeated as at the Closing Date, by reference to the facts then existing.

3.                                     AGREEMENT TO SELL AND PURCHASE AND RELATED COVENANTS

3.1                               Subject to the terms of this Agreement and for the consideration set out in Clause 4.1 below, Transferor hereby agrees to sell to Transferee the Sale Shares on the Closing Date together with the benefit of all rights and profits attaching thereto on the Closing Date free from any Security Interest, and Transferee agrees to purchase such Sale Shares.

3.2                               The Transferee shall not be obliged to complete the purchase of any of the Sale Shares unless the sale of the Aggregate Sale Shares is completed simultaneously.

4.                                     CONSIDERATION

4.1                               The consideration payable by the Transferee for the Sale Shares to be purchased by Transferee hereunder shall be:

(a)         an amount equal to the difference between the Resale Price and the Shipbuilding Contract Price (being USD 7,950,000 (seven million, nine hundred and fifty thousand US dollars));

(b)         an amount equal to the first instalment paid by the Company to the DSME Builder pursuant to the Shipbuilding Contract (being the amount of USD 14,557,500 (fourteen million, five hundred and fifty seven thousand, five hundred US dollars)),

(together, the “Purchase Price”).

4.2                               The total amount of the Purchase Price is USD 22,507,500 (twenty two million, five hundred and seven thousand, five hundred US dollars).

5.                                     COMPLETION

5.1                               Completion shall be effected by the Transferor satisfying its obligations under Clause 5.2.1 and by the Transferee satisfying its obligations under Clause 5.2.2 and shall take place on Monday 24 March 2014 (or such later date as may be agreed by the Parties) at the offices of the Transferor in Monaco.

5.2                               At Completion:-

5.2.1                             Transferor shall deliver, or procure the delivery, to Transferee of the following:-

5.2.1.1                                       duly executed instruments of transfer of the Sale Shares, duly completed by Transferor and stamped in favour of Transferee together with the Share Certificates for the Sale Shares in the name of the Seller;

5.2.1.2                                       duly signed letters of resignation of the directors and officers of the Company in the agreed form dated as of the Closing Date and addressed to the Company and the Transferee, such resignations to include an acknowledgement that such director or officer does not have a claim against the Company for breach of contract, compensation for loss of office, redundancy or unfair dismissal or any other account whatsoever and that no agreement or arrangement is outstanding between the Company and such director or officer under which the Company has or could have any obligation to any such director or officer;

5.2.1.3                                       a certificate of goodstanding in respect of the Company dated no more than 2 Business Days prior to the Closing Date issued by the Marshall Islands Registry;

5.2.1.4                                       a certified true extract from the minutes of a duly held meeting of the directors of the Transferor evidencing the authorisation of the execution by the Transferor of this Agreement and the other documents which it is to execute pursuant to this Agreement;

5.2.1.5                                       each register, minute book and other book required by law to be kept by the Company made up to but not including the Closing Date and each certificate of incorporation and certificate(s) of incorporation on change of name for the Company;

5.2.1.6                                       all books, records, tax records, journals, ledgers, accounts, agreements and other documents (including, in the case of those kept or maintained on computer or otherwise electronically, such printouts, disks, tapes and other copies as the

Transferee may require acting reasonably) of the Company which are in the Company’s possession together with such information and things as the Transferee will need to access any of the foregoing;

5.2.1.7                                       the originals of the Shipbuilding Contract;

5.2.1.8                                       a deed of confirmation from the Transferor (for itself and as agent for each member of the Transferor’s Group) to the Company in the agreed form confirming that the Company has no indebtedness or liability to the Transferor or any member of the Transferor’s Group;

5.2.1.9                                       the Buyer’s Representative Agreement duly executed by, or on behalf of, Scorpio Ship Management SAM and the Company;

5.2.1.10                                the Data Room CD-Rom; and

5.2.1.11                                such other documents (if any) as may be required to give the Transferee legal and beneficial ownership of the Sale Shares as contemplated herein and to enable the Transferee to become the registered holders thereof.

5.2.2                                                 At Completion, the Transferee shall:-

5.2.2.1                                       pay the Purchase Price to the Transferor by wire transfer for value on the Closing Date to the Transferor’s Account;

5.2.2.2                                       deliver to the Transferor a certified true copy of the minutes of a duly held meeting of the directors of the Transferee authorising the execution by the Transferee of this Agreement and the other documents which it is to execute pursuant to this Agreement; and

5.2.2.3                                       deliver to the Transferor the New Performance Guarantee duly executed by the Transferee.

5.3                                                 On the Closing Date the Transferor hereby agrees to do and execute at its cost all such further acts, documents and things as the Transferee may reasonably request so that the legal and beneficial ownership of the Sale Shares vest in the Transferee as contemplated by this Agreement.

5.4                                                 The Transferor undertakes to the Transferee that it shall not (and that it shall procure that the Company shall not) do or allow to be done anything which would constitute a breach of Warranty if the Warranties were deemed to be repeated on each day between the date of this Agreement and the Closing Date.

5.5                                                 The Transferor shall, promptly following receipt, forward to the Transferee all correspondence, notices and invoices received by the Transferor which relate to the Company or the Shipbuilding Contract.

6.                                     THE TRANSFEREE’S REMEDIES

6.1                                                 Without restricting the rights of the Transferee in any way or the ability of the Transferee to claim damages on any basis, in the event that any of the Warranties is breached the Transferor shall pay to the Transferee, or at the option of the Transferee, to the Company (on demand) an amount equal to the amount necessary to put the Company into the position which would have existed if the Warranties had not been breached and had been true and not misleading.

6.2                                                 The Transferor’s total liability in respect of all claims in respect of breach of the Warranties pursuant to this Clause 6 is limited to an amount equal to 100% of the Purchase Price.

7.                                     TERMINATION EVENTS

Definition

7.1                                                 Each of the events set out below occurring prior to or on Completion shall be a Termination Event within the meaning of this Agreement:-

7.2                                                 the sale of any of the Aggregate Sale Shares cannot be completed on the Closing Date simultaneously with the sale of the Sale Shares hereunder as a result of the failure of any Party to comply with its obligations under Clause 5 or any other Clause of this Agreement or any of its obligations pursuant to one or more of the Other SPAs; or

7.3                                                 any representation or warranty contained herein which is made by any Party proves to be incorrect in any material respect when made, unless otherwise waived by the other Party;

7.4                                                 either Party fails to comply with any material obligation contained in this Agreement or the Master Agreement.

Consequences of a Termination Event

7.5                                                 Following the occurrence with respect to a Party of a Termination Event (the “Defaulting Party”) which is continuing, the non-defaulting Party may by notice to the Defaulting Party terminate this Agreement, in which event (and without prejudice to any accrued rights of the Parties hereunder in the event of breach of the terms hereof), this Agreement shall immediately cease to be valid and binding.

8.                                     MISCELLANEOUS PROVISIONS

Entire Agreement

8.1                                                 This Agreement together with the Master Agreement and the Other SPAs constitutes the entire understanding between the Parties in relation to the subject matter hereof and replaces and extinguishes all prior agreements, undertakings, arrangements or understandings made by the Parties with respect to such subject matter.

Assignment

8.2                                                 Neither of the Parties shall be entitled to assign the benefit of any rights under this Agreement provided that the benefit of any rights under this Agreement (including the Warranties) shall be freely assignable by the Transferee in the following circumstances:

(a)                                  to any member of the Transferee’s Group, save that if the assignee ceases to be a member of the Transferee’s Group, the Transferee will first ensure that the assignee reassigns the benefit that has been assigned to it under this Clause to the Transferee (or another member of the Transferee’s Group); and/or

(b)                                  by way of security for the benefit of any person who provides bank or other facilities to any member of the Transferee’s Group in connection with the transactions effected under this Agreement, and any such security or encumbrance may be enforced or released.

No Waiver

8.3                                                 No waiver of any provision of this Agreement shall be effective unless in writing signed by the waiving party and no waiver of any breach or default hereunder shall constitute a waiver of any other subsequent breach or default, whether of the same or different nature.

Invalidity or unenforceability of a term

8.4                                                 If any of the provisions of this Agreement or the application thereof are invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions thereof shall in no way be affected, prejudiced or disturbed thereby. As used in this subsection, the term “provision” shall mean any part of any paragraph, sentence or clause contained in this Agreement.

Counterparts

8.5                                                 This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

Binding effect

8.6                                                 This Agreement shall be binding upon the Parties hereto and their respective successors and assigns.

Contracts (Rights of Third Parties) Act 1999

8.7                                                 No provision of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

Confidentiality

8.8                                                 The Agreement and the transactions contemplated herein shall be treated as strictly private and confidential, unless: (i) the Parties both agree to disclose the same, or (ii) the existence or any of its terms are required to be disclosed by law or reported to any regulator or regulated exchange, provided always that the Parties shall be at liberty to disclose it to their legal advisors and financial institutions.

Further Assurances

8.9                                                 From and after the date of this Agreement, upon the request of either of the Parties, each Party shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the transactions contemplated thereby.

Variations and Amendments

8.10                                          No variation or amendment of this Agreement shall be effective unless in writing and signed by or on behalf of a duly authorized representative of each Party.

Survival

8.11                                          This Agreement (other than the Warranties which shall survive as set out in this Clause) shall in so far as they remain to be performed or are capable of subsisting remain in full force and effect after Completion.  The Warranties shall survive Completion until the earlier of: (i) the actual date of delivery of the Vessel under the Shipbuilding Contract; or (ii) termination of the Shipbuilding Contract by the Company (the “Warranty Date”) provided that this clause shall not affect any claim made by the Transferee in respect of a breach of Warranty prior to the Warranty Date.

Fees and Expenses

8.12                                          Each Party shall bear its own costs in connection with the preparation and execution of this Agreement.

Tax Matters

8.13                                          Subject to the Warranties and the Buyer’s remedies in respect thereof, each Party shall be responsible, individually, for its own Tax which it may be or become in the future liable to pay in terms of law (and any other costs attached thereto such as interest, penalties, additional tax or similar costs) which is connected, directly or indirectly with this Agreement and which may arise in relation to any transfer of shares contemplated by this Agreement.

Trademarks and Intellectual Property

8.14                                          The Parties agree that any intellectual property and ancillary rights acquired or developed by the Parties, including trade names, trademarks and web domain names, shall remain the exclusive property of the respective Party.

8.15                                          The Transferee undertakes that it shall as soon as reasonably practicable following the earlier of:

8.15.1                                          the novation of the Shipbuilding Contract from the Company to another member of the Transferee’s Group; and

8.15.2                                          the delivery of the Vessel under Shipbuilding Contract,

procure that the name of the Company shall be changed so as to remove the name “STI” and shall promptly thereafter provide evidence of such change of name to the Seller.

8.16                                          Nothing in this Agreement shall have the effect of limiting or restricting any liability of the Transferor in respect of a claim arising as a result of any fraud, wilful default, or wilful concealment by the Transferor or any of its directors or employees.

Inconsistences

8.17                                          In the event of any inconsistency between the terms of this Agreement and the Master Agreement the Parties agrees that as between themselves the provisions of this Agreement shall prevail.

9.                                    NOTICES

Addresses for Notices

9.1                                Every notice or demand under this Agreement shall be in writing but may be given or made by letter or telefax.  The same shall be sent to the following addresses and/or telefax numbers

Notices to Transferee

VLCC Acquisition I Corporation c/o

General Maritime Corporation

299 Park Avenue

Second Floor

New York

New York 10171

USA

For the attention of:  CFO Leonidas J. Vrondissis

Email: lvrondissis@generalmaritimecorp.com

cc

Kramer Levin

For the attention of:  Terrence L. Shen

Email: tshen@KRAMERLEVIN.com

Watson, Farley & Williams LLP

For the attention of:  Jonathan Kellett

Email: Jkellett@wfw.com

Notices to Transferor

Scorpio Tankers at:

Le Millenium”, 9 Boulevard Charles III, 98000 Monaco

Attention: Mr. Luca Forgione/ Legal Department

Telephone No.: +377 97 98 57 00, Facsimile No.:+377 97 77 83 46

Email: legal@scorpiogroup.net

or to such other address and/or telefax number as shall be from time to time advised in writing by any party to the other.  Any notice sent by telefax shall be confirmed by prepaid first class (airmail if from abroad) letter posted as soon as practicable thereafter but the failure of the addressee to receive such letter shall not prejudice the validity or effect of such telefax notice.

10.                              ANTI-BRIBERY AND COMPLIANCE

The Transferor represents and warrants to the Transferee and the Transferee represents and warrants to the Transferor with effect from the date hereof and the Closing Date that, to the best of its knowledge, neither it nor any of its directors, officers, agents, employees, representatives or any other similar person acting for or on behalf of the foregoing in connection with the transactions contemplated in this Agreement, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any government official, political party or official thereof or to any candidate for political office (or to any person where it or any of its directors, officers, agents, employees, representatives of any other similar person knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any government official, political party, party official or candidate for political office) for the purpose of:

(1)                                 influencing any act or decision of such government official, political party, party official or candidate in his or her official capacity; or

(2)                                 inducing such government official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such government official, political party, party official or candidate; or

(3)                                 securing any improper advantage; or

(4)                                 inducing such government official, political party, party official or candidate to use his or her influence with any governmental authority to affect or influence any act or decision of such governmental authority, in order to assist it in obtaining or retaining business, the transactions contemplated by this Agreement.

The Transferor represents and warrants to the Transferee and the Transferee represents and warrants to the Transferor with effect of the date hereof and the Closing Date that:

(1)                                 it has not engaged in any activity, practice or conduct which would constitute a breach of any applicable law or convention relating to the prevention of bribery and corruption including, but not limited to: (A) the UK Bribery Act 2010 (the “Bribery Act”); (B) the United States Foreign Corrupt Practices Act of 1977 (as amended); and (C) the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries;

(2)                                 it has maintained in place adequate procedures designed to prevent it or any of their respective directors, officers, employees, agents or other persons acting on the behalf of any of the foregoing, from undertaking any conduct that would give rise to an offence under the Bribery Act (as each such term is defined in the Bribery Act); and

(3)                                 it has not violated in any material respect any applicable law or regulation in connection with this Agreement, or in connection with the carrying on of its business (including, without limitation, the US Foreign Account Tax Compliance Act and the US Foreign Corrupt Practices Act).

11.                              GOVERNING LAW AND JURISDICTION

Governing law

11.1                                                   This Agreement (including a dispute relating to its existence, validity or termination) and any non-contractual obligation or other matter arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

Jurisdiction

11.2                                                   Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association Terms current at the time when the arbitration proceedings are commenced.

SCHEDULE 1

TRANSFERORS’ REPRESENTATIONS AND WARRANTIES

Specific Representations and Warranties:

The Transferor makes the following specific representations and warranties set out below to Transferee:-

1                                                    The Company and the Sale Shares

(a)                                            Incorporation and existence

The Company is duly formed and validly existing under the laws of the Republic of the Marshall Islands and the information set out in Schedule 2 is true, accurate and not misleading in any respect.

(b)                                            Title to the Sale Shares

The Sale Shares constitute 100% of the issued and outstanding share capital of the Company, the Transferor is the sole legal and beneficial owner of the Sale Shares, and no claim has been made by any person to be entitled to any of them.  The Company is authorised to issue 1500 registered shares with a par value of USD1.00 per share, all of which shares have been validly issued, are fully paid and non-assessable.  There is no Security Interest, option, conversion right, right to acquire, or other adverse interest, right, equity, claim or potential claim of any description on or over or affecting any of the Sale Shares nor are there any agreements, arrangements or commitments to give or create any such Security Interest, right or claim, and no claim has been made by any person to be entitled to any.

(c)                                             No arrangements relating to share capital

The Company has not created or issued any shares or equity interests (other than the Sale Shares) or loan capital or other securities at any time). There is no agreement, arrangement, obligation or commitment (including an option or right of pre-emption or conversion) requiring or granting any person the right to require the creation, allotment, issue, transfer, redemption or repayment of, or creating or requiring the creation of any Security Interest over, or requiring the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares, equity or loan capital the Company (or any unissued shares, equity capital, loan capital or other securities of the Company) now or at any time in the future, and the Company has not agreed to do or enter into any of the foregoing and no person has made any claim to be entitled to any of the foregoing.

(d)                                            Dividends

Since incorporation, the Company has not made or declared any dividends or other distributions whatsoever.

(e)                                             No Subsidiaries

The Company is not the holder or beneficial owner of any shares or other security in any body corporate wherever incorporated.

(f)                                              Business

The Company has not conducted any business or other activity other than:

(i)                                                entry into and performance of its obligations under the Shipbuilding Contract;

(ii)                                             opening, operating and closing the bank accounts described in paragraph 5(d) of the Disclosure Schedule; and

(iii)                                          holding the insurances described in paragraph 7 of the Disclosure Schedule (the “Insurances”).

2                                                    The Transferor

(a)                                            Capacity of Transferor

As regards the Transferor:

(i)                                                this Agreement and the Transaction Documents to which it is a party constitute (or will constitute when executed) its legal, valid and binding obligations enforceable against it in accordance with their terms;

(ii)                                             it has the power and authority to absolutely and unconditionally sell and transfer the full legal and beneficial ownership in the Sale Shares registered in its name to the Transferee on the terms set out in this Agreement;

(iii)                                          no action, suit, proceeding, litigation or dispute against it or any Transferor Group Companies is presently taking place or pending or, to its knowledge, threatened that would or might reasonably be expected to inhibit its ability to perform its obligations under this Agreement and the Transaction Documents to which it is a party or that could materially and adversely affect the Sale Shares; and

(iv)                                         no Insolvency Event has occurred in relation to it and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.

3                                                    Insolvency

(a)                                            No Insolvency event

No Insolvency Event has occurred in relation to the Company and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.

4                                                    Agreements

(a)                                            Disclosure of Contracts

The Company is not, and has never been, a party to, liable under or subject to any agreement, arrangement, obligation or commitment other than the Contracts.  Complete and accurate copies of the Contracts (including all amendments and supplemental agreements relating thereto) have been provided to the Transferee and are set out in the index to the Disclosure Schedule.

(b)                                            Enforceability of and compliance with Contracts

In relation to each Contract:

(i)                                                the Transferor has no reason to believe that the Company will be unable to complete and fulfil each Contract by the due date and in accordance with its terms;

(ii)                                             the Company is in the possession of each Contract;

(iii)                                          there are no written or oral agreements that derogate from the obligations of any person other than the Company or increase the obligations of the Company under any Contract;

(iv)                                         each Contract has been validly executed, is valid and subsisting and has not been terminated;

(v)                                            no Contract is subject to a Security Interest granted or created by the Company other than under the terms of the Contract;

(vi)                                         there is no and has not been, at any time, any breach of, or any default in the performance of, the terms of any Contract by any person other than the Company nor, so far as the Transferor is aware, are there any circumstances likely to give rise to such breach or default. The Company has not granted any time or indulgence, or waived any right, in relation to any Contract;

(vii)                                      the Company has fulfilled all of its obligations and performed and observed all warranties, undertakings, conditions, covenants and agreements on its part to be fulfilled, performed and observed under each Contract;

(viii)                                   no notice of any intention to terminate any Contract has been given by the Company or received by the Company in respect of any Contract;

(ix)                                         the Company has paid all Taxes, duties, and other charges payable in respect of each Contract so far as such Taxes, duties, and other charges fall upon the Company and have become due and payable;

(x)                                            all necessary licences, approvals and consents required by the Company prior to the entry into of each of the Contracts and for their continuation were duly obtained and are subsisting and, to the Transferor’s knowledge, no circumstances have arisen that may lead to withdrawal or failure to renew, if applicable, of any such licence, approval or consent; and

(xi)                                         there are no disputes or outstanding claims pending or, to the Transferor’s knowledge, threatened against the Company under any Contract and, to the Transferor’s knowledge, no person is entitled to make, or has threatened to make, a claim against the Company in respect of any representation, breach of condition or warranty or other express or implied term relating to any of the Contracts and no matter exists that would or might enable a person other than the Company to make such a claim in any action for breach of any Contract or otherwise give any person other than the Company the right to withhold or delay the performance of any of its obligations thereunder.

(c)                                             No powers of attorney

There are in force no powers of attorney given by the Company nor any other authority (express, implied or ostensible) given by the Company to or in favour of any person (as agent or otherwise) to enter into any agreement, contract or commitment or to do anything on their behalf.

(d)                                            Offers and tenders

No offer or tender or similar arrangement given or made by the Company is capable of giving rise to an agreement solely by the unilateral act of any person other than the Company.

(e)                                             Joint Ventures etc

The Company is not, and has not agreed to, act or carry on business in partnership with any other person and are or have agreed to act or become a member of any joint venture, consortium, corporate or unincorporated body, association or undertaking.

(f)                                              Competition/Anti-trust

The Company is not a party to any practice, arrangement or agreement that infringes or is likely to require registration or notification under any relevant anti-trust or competition law.

(g)                                             Performance Guarantees

No call or payment has been made on or by the Performance Guarantor pursuant to any Performance Guarantee.  True, complete and accurate copies of the Performance Guarantees are set out in the Disclosure Schedule.

(h)                                            Price Payable

The price payable by the Company to the DSME Builder pursuant to the Shipbuilding Contract as at Completion is USD 97,050,000 (ninety seven million and fifty thousand US dollars) (which amount includes USD 1,200,000 (one million, two hundred thousand US dollars) of extras, but excludes buyer’s supplies as defined in the Shipbuilding Contract).

5                                                    Financial Arrangements

(a)                                            Indebtedness

The Company does not have outstanding nor has it incurred or agreed to incur any Indebtedness.

(b)                                            Loans

The Company has not made any loans to any person.

(c)                                             No guarantee or Security Sale Shares

No guarantee or Security Interest has been given or entered into by the Company or any third party in respect of Indebtedness or other obligations of the Company and no guarantee or Security Interest has been given or entered into by the Company in respect of any other person.

(d)                                            Bank accounts

Details of all bank accounts of the Company and the balances of the Company’s bank accounts as at Completion are set out in paragraph 5(d) of the Disclosure Schedule.

6    Assets and Liabilities

(a)                                            No other assets and liabilities

The Company has no assets other than its paid up share capital and its right pursuant to the Contracts. The Company has no liabilities other than pursuant to the Contracts and its on-going obligation to pay the annual corporate fees to the Marshall Islands registry. No corporate fees are due and payable by the Company to the Marshall Islands Registry as at the Closing Date.

(b)                                            No property

The Company does not own, occupy or use any real property.

(c)                                             No intellectual property

The Company does not own or use any Intellectual Property.

7                                                    Insurance

(a)                                            No amounts are due or payable by the Company in respect of the Insurances and the Company has not made any claim under the Insurances.

(b)                                            The Company does not maintain any policies of insurance other than the Insurances and the Insurances will be terminated on the Closing Date without liability to the Company.

8    Litigation and other Disputes

(a)                                            No proceedings

The Company is not engaged in or a party to any dispute, litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency, nor are any of the foregoing pending or threatened by the Company and the Company has not received any notice that any of the foregoing is pending or threatened against the Company.

(b)                                            No orders or judgements

There is no order, decree or judgement of any court, tribunal or any governmental agency of any country outstanding against the Company or any person for whose acts the Company may be vicariously liable, and, to the Transferor’s knowledge, there are no circumstances likely to give rise to vicarious liability of the Company.

(c)                                             No unlawful acts

The Company has not committed, or been prosecuted for, any breach of a statutory or regulatory duty or any tortious or other criminal or unlawful or unauthorised act that could reasonably be expected to lead, or has led, to a claim for damages or an injunction or other order of a court or tribunal of competent jurisdiction being made against it, and there are no circumstances likely to give rise to such a breach or act.

9                                                    Compliance with Legal Requirements

(a)                                            Compliance by the Company

The Company has complied and is continuing to comply in all material respects with all relevant legislation and regulations applicable to it and/or its business and/or its assets.

(b)                                            Returns

All returns, particulars, resolutions and other documents required to be filed with or delivered to the relevant authorities in the Republic of the Marshall Islands by the Company have been properly prepared and so filed or delivered.

(c)                                             Governing Documents

The governing documents of, and all resolutions passed by, the Company and all other legal requirements concerning the Company have been complied with. Copies of the governing documents of the Company have been provided to the Transferee, which are complete and accurate in all respects, have attached thereto or incorporated therein copies of all resolutions and other documents required by law to be so attached or incorporated, and fully set out the rights and restrictions attaching to the Sale Shares.

(d)                                            Books and records

The statutory books (including all registers and minute books whether electronic or otherwise), books of account and other statutory records the Company have been properly and accurately written up or maintained in accordance with Marshall Islands law and are up to date and comprise complete and accurate records of all information required to record therein. The Company has not received any notice or allegation that any of the statutory books, books of accounts or other records of whatsoever kind of the Company are inaccurate or incomplete or should be rectified.

10                                             Employment

The Company does not and has never had any employees or operated any pension scheme.

11                                             Taxation

No Tax returns are, or have ever been required to be, filed by or with respect to the Company. The Company does not have and will not have any Tax liability in respect of any time at or prior to Completion.

12                                             Miscellaneous

(a)                                            No broker’s fees

No one is entitled to receive from the Company any finder’s fee, brokerage, or other commission in connection with the purchase of the Sale Shares.

(b)                                            All information disclosed

All information relating to the Company that the Transferor knows or should reasonably know and that is material to be known by the Transferee in the context of the sale of the Sale Shares has been disclosed to the Transferee and there are no other facts or matters undisclosed to the Transferee that could reasonably be expected to have an adverse effect on the Company or the Sale Shares.

(c)                                             Accurate information provided

All information given by the Transferor and/or the professional advisers of the Transferor to the Transferee, any of the directors or professional advisers of the Transferee (including information contained in the Disclosure Schedule and the Data Room CD-Rom) in the course of negotiations leading to this Agreement was when given and remains and will at Completion be true and accurate in all respects and there is no matter or fact which has not been disclosed which renders any such information untrue or misleading in any respect.

SCHEDULE 2

INFORMATION ABOUT THE COMPANY

1	Registered number	65538

2	Date of incorporation	04 December 2013

3	Place of incorporation	Republic of the Marshall Islands

4	Address of registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, 96960

5	Type of company	Marshall Islands Corporation

6	Shareholder	Scorpio Tankers Inc.

7	Total authorised and issued share capital	1500 fully paid registered shares

8	Directors	Brian Lee Sergio Gianfranchi

9	Secretary	Brian Lee

SCHEDULE 3

DISCLOSURE SCHEDULE

The headings and paragraph numbers below correspond to those headings and paragraph numbers in Schedule 2 (Transferor’s Representations and Warranties):

4.                                      Agreements

The Company is a party to the following:

(a)                                 the Shipbuilding Contract (please see document 4.1.1 and 4.1.3 of the attached index); and

(b)                                 the Account Agency Agreement referred to at document 10.1.1 of the attached index.  The Account Agency Agreement has been terminated without liability to the Company.

Copies of each Contract are included in the Data Room CD-Rom.

5.                                      Financial Arrangements

(a)                                 The Transferor advanced an interest-free loan to the Company in the amount of USD 14,557,500 (fourteen million, five hundred and fifty seven thousand, five hundred US dollars) to fund instalments paid by the Company under the Shipbuilding Contract, which has been capitalised on or prior to the date of this Agreement.

(d)                                 The Company held a bank account at ABN AMRO N.V., account number 618729984 (the “Bank Account”).  This account has been closed without liability to the Company.

7.                                      Insurance

The Company has insurance with respect to the Vessel with Standard Club Europe Limited (please see document4.1.5 of the attached index). The Insurances will be terminated on the Closing Date without liability to the Company.

8.                                      Refund Guarantee

The Refund Guarantee was issued by authenticated SWIFT message to the Bank Account. No originals of the Refund Guarantee are held by the Transferor. Copies of the Refund Guarantee are included in the Data Room CD-Rom (please see document 4.1.3 of the attached index).

9.                                      Additional disclosures are attached to this Schedule.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed by their duly authorised officers or other representatives the day and year first above written.

SIGNED	)
for and on behalf of	)
VLCC ACQUISITION I CORPORATION	)
By Leonard J. Vrondissis	)
Duly authorised signatory	)
in the presence of:	)	/s/ Leonard J. Vrondissis
Jorge Yengle

SIGNED	)
for and on behalf of	)
SCORPIO TANKERS INC.	)
By Luca Forgione	)
Duly authorised signatory	)
in the presence of:	)	/s/ Luca Forgione
Micha Withoft